UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2009

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment and Restatement of the 2005 Stock Incentive Plan

At the Annual Meeting of Shareholders of Cisco Systems, Inc. (“Cisco”) held on November 12, 2009, Cisco’s shareholders approved the amendment and restatement of the 2005 Stock Incentive Plan (the “SIP”). The amendment and restatement of the SIP was approved by Cisco’s Board of Directors, subject to the approval of Cisco’s shareholders, and became effective with such shareholder approval on November 12, 2009.

As a result of such shareholder approval, the SIP was materially amended and modified as follows:

•

The SIP now provides that for the purpose of computing shares remaining eligible for issuance under the SIP, each one share issued as a stock grant (or pursuant to the vesting of a stock unit) will count as the issuance of 1.5 shares reserved under the SIP for the purpose of computing shares remaining eligible for issuance under the SIP.

•

Under the SIP, shares underlying awards previously granted under the Cisco Systems, Inc. 1996 Stock Incentive Plan, the SA Acquisition Long-Term Incentive Plan and the WebEx Acquisition Long-Term Incentive Plan that expire unexercised will be available for reuse under the SIP.

•	The SIP now provides that the maximum term for stock options and stock appreciation rights under the SIP may not exceed ten years from the date of grant.

A more complete description of the terms of the SIP and the material amendments and modifications thereto can be found in “Proposal No. 2—Approval of the Amendment and Restatement of the 2005 Stock Incentive Plan” (pages 16 through 26) in Cisco’s definitive proxy statement dated September 17, 2009, and filed with the Securities and Exchange Commission on September 23, 2009. The foregoing descriptions are qualified in their entirety by reference to the SIP, a copy of which is filed as Exhibit 10.1 to this report.

Amendment and Restatement of the Employee Stock Purchase Plan

At the Annual Meeting of Shareholders of Cisco, Cisco’s shareholders also approved the amendment and restatement of the Employee Stock Purchase Plan (the “ESPP”). The amendment and restatement of the ESPP was approved by Cisco’s Board of Directors, subject to the approval of Cisco’s shareholders, and became effective with such shareholder approval on November 12, 2009.

As a result of such shareholder approval, the ESPP was materially amended and modified as follows:

•	The term of the ESPP was extended by ten years from January 3, 2010 to January 3, 2020.

•	An additional 150 million shares of Cisco’s common stock were authorized for issuance over the term of the ESPP.

•

The ESPP now provides greater flexibility for Cisco to establish rules, procedures, or sub-plans to the International Employee Stock Purchase Plan, a sub-plan of the ESPP, that allow eligible employees of Cisco’s foreign subsidiaries to participate in the ESPP in a manner that may or may not comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended.

A more complete description of the terms of the ESPP and the material amendments and modifications thereto can be found in “Proposal No. 3—Approval of the Amendment and Restatement of the Employee Stock Purchase Plan” (pages 27 through 32) in Cisco’s definitive proxy statement dated September 17, 2009, and filed with the Securities and Exchange Commission on September 23, 2009. The foregoing descriptions are qualified in their entirety by reference to the ESPP, a copy of which is filed as Exhibit 10.2 to this report.

Item 7.01	Regulation FD Disclosure

Cisco from time to time makes merit-based, company-wide equity grants to certain of its employees. The Compensation and Management Development Committee (the “Committee”) of Cisco approved the fiscal 2010 merit-based granting on November 12, 2009 to eligible employees of restricted stock units with respect to an aggregate of approximately 40 million shares of Cisco’s common stock. In addition, the Committee approved the merit-based granting on November 12, 2009 of stock options to certain employees to purchase an aggregate of approximately 3.6 million shares of Cisco’s common stock at an exercise price of $23.40 per share, which represents the closing selling price per share of the Cisco’s common stock on the Nasdaq Global Select Market on November 12, 2009. Cisco intends to file or furnish a Form 8-K regarding award grants only when it makes merit-based, company-wide grants to its employees or as otherwise required by applicable rules and regulations.

Unless expressly incorporated into a filing of Cisco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, made after the date hereof, the information contained in this Item 7.01 shall not be incorporated by reference into any filing of Cisco, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of the information under this Item 7.01 is not an indication that this Item 7.01 contains material information that is not otherwise publicly available.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

10.1	Cisco Systems, Inc. 2005 Stock Incentive Plan (including related form agreements)

10.2	Cisco Systems, Inc. Employee Stock Purchase Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: November 12, 2009	By:	/s/ Mark Chandler
	Name:	Mark Chandler
	Title:	Senior Vice President, Legal Services, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Cisco Systems, Inc. 2005 Stock Incentive Plan (including related form agreements)

10.2	Cisco Systems, Inc. Employee Stock Purchase Plan